Exhibit 99.1

Tallgrass Energy Partners Prices Offering of $500 Million of 5.50% Senior Notes

LEAWOOD, Kan.—(BUSINESS WIRE)—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP”) announced today that it, along with Tallgrass Energy Finance Corp., a subsidiary of TEP, priced an offering of $500 million in aggregate principal amount of 5.50% senior unsecured notes due 2028 at an offering price equal to 100% of par (“the Notes Offering”).

The Notes Offering is expected to close September 15, 2017, subject to satisfaction of customary closing conditions. TEP intends to use the net proceeds of the offering to repay outstanding borrowings under its existing senior secured revolving credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. Unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. TEP plans to offer and sell the securities only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Tallgrass Energy

Tallgrass Energy is a family of companies that includes publicly traded partnerships Tallgrass Energy Partners, LP (NYSE: TEP) and Tallgrass Energy GP, LP (NYSE: TEGP), and privately held Tallgrass Development, LP. Operating across 10 states, Tallgrass is a growth-oriented midstream energy operator with transportation, storage, terminal, water, gathering and processing assets that serve some of the nation’s most prolific crude oil and natural gas basins.

Contacts

Tallgrass Energy

Investor and Financial Inquiries

Nate Lien, (913) 928-6012

investor.relations@tallgrassenergylp.com

or

Media and Trade Inquiries

Phyllis Hammond, (913) 928-6014

media.relations@tallgrassenergylp.com